FOR IMMEDIATE RELEASE
                                   Contact:  Kristi L. Frey
                                   Telephone:  712-732-4117


               FEDERAL RESERVE BOARD AND IOWA SUPERINTENDENT OF BANKING
                             APPROVE ACQUISITION OF
                      SECURITY STATE BANK, STUART IOWA, BY
                          FIRST MIDWEST FINANCIAL, INC.

(Storm Lake, Iowa - September 5, 1996) James S. Haahr, President and Chief Executive Officer of First Midwest Financial, Inc., Storm Lake, Iowa (NASDAQ: "CASH"), the holding company of First Federal Savings Bank of the Midwest, Storm Lake, Iowa, announced today that the Federal Reserve Bank of Chicago approved the acquisition of Security State Bank, Stuart, Iowa, by First Midwest on August 28, 1996. The Iowa Superintendent of Banking approved the acquisition on September 3, 1996. Security State Bank is the subsidiary of Central West Bancorporation. The shareholders of Central West approved the acquisition in May, 1996.

At June 30, 1996, First Midwest Financial, Inc. had assets of $342.1 million and Security State Bank had assets of approximately $29.9 million. The estimated purchase price is $5.3 million or $73.00 per share, payable in cash and shares of First Midwest common stock. For each of the 72,750 shares of Central West's common stock outstanding, First Midwest will pay approximately $18.24 per share in cash and issue 2.37 shares of its common stock. First Midwest will issue a total of approximately 172,418 shares of its common stock to the Central West stockholders.

After the acquisition, Security State Bank will continue to operate as a commercial bank chartered by the state of Iowa, with offices in Stuart, Casey and Menlo, Iowa. It will be a separate subsidiary of First Midwest. Claude F. Havick will continue to serve as President of Security State Bank. The parties expect the acquisition to close on September 30, 1996.

After the acquisition, First Midwest, First Federal and Security will each continue to exceed their regulatory capital requirements.


CORPORATE PROFILE:

First Midwest Financial, Inc. was formed in 1993 in conjunction with the conversion of First Federal Savings Bank of the Midwest from mutual to stock form on September 20, 1993. The Bank's primary business is marketing financial deposit and loan products to meet the needs of its customers. First Federal currently has seven offices in a four-county area in Iowa, the two offices of Brookings Federal Bank Division of First Federal in Brookings, South Dakota, and the one office of Iowa Savings Bank Division of First Federal in Des Moines, Iowa.